SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934



Date of Report (Date of earliest event reported) September 29, 1999



             SOUTH TEXAS DRILLING & EXPLORATION, INC.
      (Exact name of registrant as specified in its charter)



State of Texas                2-70145             74-2088619
(State or other jurisdiction (Commission          (IRS Employer
of incorporation)             File Number)   Identification No.)



9310 Broadway, San Antonio, Texas                      78217
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code   (210) 828-7689



___________________________________________________________________
  (Former name or former address, if changed since last report.)
     Item 2.  Acquisition or Disposition of Assets.

     On September 29, 1999, the Registrant acquired all of the assets used by Howell Drilling, Inc. in connection with its oil and gas drilling operations. These assets included two land drilling rigs, a Cabot Model 900 and a RI Cabot Model 750, and miscellaneous drilling equipment. The drilling rigs are complete with self-propelled draw works unit and derrick. The Registrant intends to use the assets acquired from Howell Drilling, Inc. in the Registrant's land contract oil and gas drilling operations.

     The consideration for the assets was a cash payment of $2,500,000.

     The source of funds for the acquisition included $750,000 in the Registrant's funds and proceeds from Registrant's borrowings in the amount of $1,750,000 from FINOVA Capital Corporation.

     Item 7.  Financial Statements and Exhibits.

          Financial Statements of Businesses Acquired.

The following pro forma financial information for the year ended March 31, 1999, gives effect to the acquisition described in Item
2 above as though it was effective at the beginning of the period. The pro forma information may not be indicative of the results that would have occurred had the acquisition been effective on the date indicated or of the results that may be obtained in the future.
The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Registrant.
                                            Pro Forma
                                      Year ended March 31, 1999
                                             (unaudited)
Total Revenues                          $    21,088.25
Net Income (loss) Applicable to
 Common Stock                           $(1,578,924.00)
Net Income (loss) per Common and
 Common Equivalent Share                $        (0.27)
Weighted Average Common and Common
 Equivalent Shares Outstanding          $ 5,935,748.00



                            SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 1999             SOUTH TEXAS DRILLING &
                                    EXPLORATION, INC.



                                   By:   /s/ Wm. Stacy Locke
                                        Wm. Stacy Locke,
                                        President